Exhibit 21.1

List of Subsidiaries of Sanchez Energy Corporation as of December 31, 2015

SN

Name	Jurisdiction
SEP Holdings III, LLC	DE
SN Marquis LLC	DE
SN Cotulla Assets, LLC	TX
SN TMS, LLC	DE
SN Midstream, LLC	DE
SN Catarina, LLC	DE
SN Services, LLC	DE
SN Operating, LLC	TX